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                                                                    EXHIBIT 99.2


                                                           FOR IMMEDIATE RELEASE
                                                                  APRIL 12, 2001


CHICAGO, ILLINOIS - marchFIRST, Inc. (NASDAQ: MRCH) announced that today it and its domestic subsidiaries and affiliates filed for relief under Chapter 11 of the Federal Bankruptcy Code. The Chapter 11 filing is expected to provide the Company with the time to complete the orderly liquidation of its domestic business units and core assets and to maximize their value. This action is consistent with the Company's prior public disclosure of the Company's general inability to satisfy creditor obligations as they become due, liquidity shortfalls and less than necessary cash reserves. The Company also filed a Chapter 11 plan that essentially provides for distribution of any cash proceeds received by the Company to creditors and, if creditors have been fully paid, to holders of the Company's preferred stock and then holders of its common stock. However, at this time it is unlikely that any proceeds will remain for distribution to holders of the Company's common stock. The Company intends to commence the plan confirmation process shortly. The Company intends to work closely with creditors to recover on all available assets and maximize their value. The Company's European business units were not included as part of the Chapter 11 filing.

The Company also announced that today, following the receipt of anti-trust approval, it completed the sale of its SAP practice, VAR business and other assets, (including its interest in BlueVector) to divine, inc., pursuant to the agreement described in the Company's news release on April 2, 2001. As previously disclosed, the purchase price for these business units and assets was $6.25 million at closing, an additional $29.75 million note payable over not more than five years and up to an additional $16 million payable over five years which is contingent on the units' future performance. As described in its April 2, 2001 news release, the Company previously completed an initial transaction with divine, selling divine its Central Region business unit in exchange for $6.25 million at closing, an additional $27.75 million note payable over not more than five years, and up to an additional $39 million payable over five years which is contingent on the units' future performance.

The Company has also completed the sale of certain other business units, including McKinney & Silver, Inc. and the Company's Salt Lake City office. The aggregate purchase price for these business units was approximately $13.6 million and the assumption of liabilities of approximately $17.0 million. The Company continues to be in active discussions for the sale of other domestic and foreign business units. The European business units are currently expected to continue to operate in the ordinary course of business.

In addition, the Company announced that it does not intend to file with the SEC an Annual Report on Form 10-K for the year ended December 31, 2000 and, for this and other reasons, believes its stock will be delisted from trading on the Nasdaq National Market.


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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.

This news release contains forward-looking statements that reflect marchFIRST's current expectations about its future results, performance, prospects and opportunities. marchFIRST has tried to identify these forward-looking statements by using words such as "believe," "expect," "anticipate," "intend," and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause marchFIRST's actual results, performance, financial condition, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, marchFIRST's ability to complete the orderly liquidation of its business units and core assets and pay its creditors, pursuant to its Chapter 11 plan. For further information other such risks, uncertainties and factors, please review the disclosure included under the caption "Risk Factors" in marchFIRST's Quarterly Report on Form 10-Q for the period ended September 30, 2000 and Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission. marchFIRST undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or changed circumstances or for any other reason.

marchFIRST Contacts:

Investor Relations
312.361.6959